Registration No.  333-68855

SECURITIES AND UNITED STATES EXCHANGE COMMISSION
Washington, D.C.  20549

POST- EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PMA COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2217932
(State or other jurisdiction
of incorporation or organization)	(I.R.S. Employer
Identification No.)

380 Sentry Parkway
Blue Bell, Pennsylvania	19422
(Address of Principal Executive Offices)	(Zip Code)

PMA CAPITAL CORPORATION 401(k) PLAN

(Full title of the plan)

Stephen L. Kibblehouse, Esquire
Senior Vice President
380 Sentry Parkway
Blue Bell, Pennsylvania 19422
(Name and address of agent for service)

(610) 397-5435
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On December 14, 1998, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, File No. 333-68855 (the “Registration Statement”), registering the offering of 1,000,000 shares of Class A common stock (the “Common Stock), par value $5 per share, of the Registrant under the PMA Capital Corporation 401(k) Plan.

On October 1, 2010, pursuant to an Agreement and Plan of Merger by and between the Registrant, Old Republic International Corporation and OR New Corp., a wholly owned subsidiary of Old Republic International Corporation,  OR New Corp. merged with and into the Registrant and the Registrant became a wholly-owned subsidiary of Old Republic International Corporation.  As a result of the merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remains unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on October 4, 2010.

PMA Companies, Inc.

By:	/s/ Stephen L. Kibblehouse
Name:	Stephen L. Kibblehouse
Title:	Senior Vice President